Exhibit 23.3



Patient Infosystems, Inc.
Rochester, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 2, 2003, except for Note 2, as to which the date is December 31, 2003, relating to the financial statements of American CareSource Corporation for the year ended December 31, 2002, which is part of such Registration Statement.



/s/BDO Seidman, LLP

Dallas, Texas
October 7, 2004